Exhibit 21.1 List of Subsidiary Corporations




                     List of Subsidiaries

                                             Percentage of
Name of                 State of              Stock Owned
Subsidiary           Incorporation       by Quadrax Corporation




Quadrax Advanced         Rhode Island               100%
Materials
Systems, Inc.


Quadrax Sports, Inc.     Rhode Island               100%


Victel, Inc.             Delaware                   100%


Victor Electric          New York                   100%
Wire & Cable
Corporation